EXHIBIT 16.1

MADSEN & ASSOCIATES CPA'S, INC
684 EAST VINE STREET STE 3
MURRAY, UTAH 84107
(801) 268-2632

January 9, 2008

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements that Elite Artz Inc. has included under "Change in Registrant's Certifying Accountant" of the Form 8-K to be filed on or about January 9, 2008 regarding the recent change of its auditors. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made in the filing.

Very truly yours,

Madsen + Associates CPA's Inc

Madsen & Associates CPA's, Inc.